Exhibit (11)




                          INDEPENDENT AUDITORS' CONSENT


The Board of Trustees and Shareholders
Norwest Advantage Funds:



We consent to the use of our reports dated July 21, 1998 for Norwest Advantage Funds and Prime Money Market Portfolio, Money Market Portfolio, Stable Income Portfolio, Managed Fixed Income Portfolio, Positive Return Bond Portfolio, Strategic Value Bond Portfolio, Income Equity Portfolio, Disciplined Growth Portfolio, Large Company Growth Portfolio, Small Cap Index Portfolio and Small Cap Value Portfolio of Core Trust (Delaware) incorporated by reference herein and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Auditors" in the Statements of Additional Information.




                                                           KPMG Peat Marwick LLP



Boston, Massachusetts
September 30, 1998